UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2007

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-16686	58-1486040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
(Address of principal executive offices)

(908) 766-4400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Pursuant to a Bill of Sale and Assignment (the “Assignment”) delivered to VioQuest Pharmaceuticals, Inc. (“VioQuest”) by Fiordland Pharmaceuticals, Inc. (“Fiordland”) on March 29, 2007, VioQuest acquired all of Fiordland’s right, title and interest to an Amended and Restated License Agreement dated December 29, 2006 (the “License Agreement”), among, Onc Res, Inc. (“Onc Res”), Assymetric Therapeutics, LLC, Fiordland and Stason Pharmaceuticals, Inc. Under the License Agreement, Fiordland held an exclusive, worldwide license to certain patents, know-how and other intellectual property relating to XyfidTM (topical uracil), a pharmaceutical product candidate being developed for the treatment and prevention of Hand-Foot Syndrome, a common, often dose-limiting and potentially life-threatening complication of several chemotherapy drugs.

Pursuant to the License Agreement, as assigned to VioQuest, Assymetric and Onc Res granted to VioQuest an exclusive, worldwide license to various patent rights and know-how in a field of use that covers (i) the use of uracil, alone or in combination with other agents, for the prevention or treatment of any disease or condition in humans or animals, and (ii) the use of any pharmaceutical compositions, chemicals or biologics to treat Hand-Foot Syndrome. The License Agreement also provides VioQuest with the right to grant sublicenses.

In consideration for the license, VioQuest will be obligated to pay a royalty on net sales of licensed product, which is defined as any product that cannot be manufactured, used or sold without infringing one or more valid claims underlying one of the licensed patents. VioQuest is also required to make payments upon the achievement of various clinical development and regulatory milestones, which total up to $6.2 million in the aggregate. The License Agreement further requires VioQuest to make payments of up to an additional $12.5 million in the aggregate upon the achievement of various commercialization and net sales milestones.

As assigned, the License Agreement provides that VioQuest, at its expense, is responsible for and has the right to control the prosecution and maintenance of the licensed patents. VioQuest, Assymetric and Onc Res are each required to give each other notice of any alleged infringement of or any challenge to the validity of any licensed patent. VioQuest, however, shall have the first right, but not the obligation, to take appropriate action to enforce the licensed patent rights or to defend claims that such rights are not enforceable or other challenge to such rights.

The License Agreement, unless earlier terminated, will expire on a country-by-country basis, upon the expiration of the life of the last to expire licensed patent in that country. Assymetric has the right, following 90 days’ notice and opportunity to cure, to terminate the License Agreement sooner in the event VioQuest commits a material breach or default; provided, however, that if the nature of the breach is such that additional time is reasonably needed to cure the breach, if the nature of the breach is such that additional time is reasonably needed, then Assymetric shall provide VioQuest with additional time to cure. VioQuest may terminate the License Agreement at any time, in its entirety or on a country-by-country basis, for any or no reason, upon 30 days’ notice. In the event of a termination by either Assymetric or VioQuest, all rights to the licensed patents, know-how and other technology shall revert to Assymetric; however, VioQuest shall have the right to continue to sell all remaining licensed products then in its inventory.

The License Agreement further required VioQuest to indemnify and hold harmless Assymetric and Onc Res from damages and claims relating to VioQuest’s use, manufacture, sale or other disposition of licensed product, unless such damages or claims relate to or were caused by the indemnitees’ negligence, willful misconduct or non-compliance with applicable laws. Assymetric and Onc Res have agreed to indemnify VioQuest to the extent of any damages or claims relating to or caused by their breach of the License Agreement, negligence, willful misconduct or non-compliance with applicable laws.

In consideration for the Assignment, VioQuest paid Fiordland the cash sum of approximately $36,000, which amount primarily represented reimbursement of patent prosecution costs incurred by Fiordland while it was a party to the License Agreement. Fiordland is an affiliate of Paramount BioCapital, Inc. (“Paramount”). Stephen C. Rocamboli, a director of VioQuest, is employed by Paramount, of which Lindsay A. Rosenwald, M.D. is the Chairman and sole stockholder. Dr. Rosenwald beneficially owns in excess of 6% of VioQuest’s common stock, and certain trusts established for his and his family’s benefit, collectively beneficially hold approximately 14% of VioQuest’s common stock.

As consideration for services relating to the License Agreement and analysis of XyfidTM, VioQuest paid a $20,000 cash fee to an individual employee of Paramount and also issued to such individual a 5-year warrant to purchase up to 300,000 shares of VioQuest’s common stock at an exercise price equal to $0.50 per share. The right to purchase the shares under the warrant vest in three equal installments of 100,000 shares each. The first installment is immediately exercisable and the remaining two installments vest upon the achievement of certain clinical development and regulatory milestones relating to XyfidTM.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VioQuest Pharmaceuticals, Inc.

Date: April 4, 2007	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer